Exhibit 10.10

ORIC PHARMACEUTICALS, INC.

AMENDED AND RESTATED OUTSIDE DIRECTOR COMPENSATION POLICY

Originally effective as of April 23, 2020, as amended by the Board of Directors through December 12, 2024.

ORIC Pharmaceuticals, Inc. (the “Company”) believes that providing cash and equity compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Amended and Restated Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding the compensation to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2020 Equity Incentive Plan (the “Plan”), or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

1.
Cash Compensation

Annual Cash Retainer

Effective January 1, 2024, each Outside Director will be paid an annual cash retainer of $40,000. There are no per‑meeting attendance fees for attending Board meetings. This cash compensation will be paid quarterly in arrears on a prorated basis.

Committee Annual Cash Retainer

Effective January 1, 2024, each Outside Director who serves as the chair of the Board, the lead Outside Director, or the chair or a member of a committee of the Board listed below will be eligible to earn additional annual cash fees (paid quarterly in arrears on a prorated basis) as follows:

Non-Executive Chair of the Board: $40,000

Chair of Audit Committee: $15,000

Member of Audit Committee: $7,500

Chair of Compensation Committee: $10,000

Member of Compensation Committee: $5,000

Chair of Nominating Committee: $10,000

Member of Nominating Committee: $5,000

For clarity, each Outside Director who serves as the chair of a committee shall receive only the additional annual cash fee as the chair of the committee, and not the additional annual cash fee as a member of the committee.

2.
Equity Compensation

Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a)
No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.
(b)
Initial Award. Each individual who first becomes an Outside Director after December 12, 2024 will be granted an Option to purchase 70,000 Shares (an “Initial Award”) on the date of the first Board or Compensation Committee meeting occurring on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. Subject to Section 14 of the Plan and Section 3 of this Policy, each Initial Award will be scheduled to vest as to 1/36th of such Initial Award on each monthly anniversary of the commencement of the applicable Outside Director’s service as an Outside Director, in each case subject to the Outside Director continuing to be a Service Provider (as defined in the Plan) through such date.
(c)
Annual Award. On the date that the Company’s executive officers are made focal equity grants in January of each year beginning in 2025, each Outside Director will be automatically granted an Option to purchase 35,000 Shares (an “Annual Award”); provided that if an individual becomes an Outside Director and is granted his or her Initial Award after December 12, 2024, the first Annual Award granted to such Outside Director will be reduced by calculating the number as: (x) 35,000 Shares divided by (y) (1) the total number of fully completed months between the date the individual became an Outside Director and the date on which such first Annual Award is granted divided by (2) twelve (12) (rounded to the nearest whole Share). Subject to Section 14 of the Plan and Section 3 of this Policy, each Annual Award will be scheduled to vest as to 1/12th of the Annual Award on each month anniversary of the date of grant of such Annual Award, subject to the applicable Outside Director continuing to be a Service Provider through such date.
(d)
Terms. The terms and conditions of each Initial Award or Annual Award will be as follows:
(i)
Exercise Price. The per Share exercise price for an Option granted under this Policy will be one hundred percent (100%) of the Fair Market Value on the date of grant.
(ii)
Term. The maximum term to expiration of an Option granted under this Policy will be ten (10) years, subject to earlier termination as provided in the Plan.

3.
Change in Control

In the event of a Change in Control, all outstanding equity awards that were granted to an individual when that individual was an Outside Director will fully vest and otherwise be treated in accordance with the terms of the Award and Plan.1

4.
Annual Compensation Limit

No Outside Director may be paid, issued or granted, in any Fiscal Year, cash compensation and equity compensation award (including any Awards) with an aggregate value greater than $500,000 increased to $750,000 for such Outside Director for the Fiscal Year in which he or she joins the Board as an Outside Director (with the value of each equity compensation award based on its grant value for purposes of the limitation under this Section 4). Any cash compensation paid or equity compensation award (including any Awards) granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 4.

5.
Travel Expenses

Each Outside Director’s reasonable, customary and documented travel expenses to Board or Board committee meetings will be reimbursed by the Company.

6.
Additional Provisions

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

7.
Adjustments

In the event that that any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number and class of Shares issuable pursuant to Awards granted under this Policy.2

8.
Section 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) 15th day of the 3rd month following the end of the Company’s fiscal year in

1 NTD: This treatment is specified in Section 14(d) of the 2020 plan. The language has been modified to clarify that this applies to awards granted as Outside Director awards and that if there is an individual who moves from being an employee to being an Outside Director, they don’t have these acceleration rights with respect to awards that were granted prior to being an outside director.

2 NTD: Modified to more precisely match the language in Section 14(a) of the 2020 plan.

which the compensation is earned or expenses are incurred, as applicable, or (ii) 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

9.
Stockholder Approval

The initial adoption of this policy was approved by the Company’s stockholders.

10.
Revisions

The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.